                                   Exhibit 2.1












                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           APGC HOLDINGS COMPANY, LLC,

                             APGC ACQUISITION CORP.

                                       AND

                         THE ARNOLD PALMER GOLF COMPANY

                                  JUNE 3, 1999

                                TABLE OF CONTENTS

ARTICLE I.

         THE MERGER...............................................................................................2
                  1.01     The Merger.............................................................................2
                  1.02     Effective Time.........................................................................2
                  1.03     Conversion of Shares...................................................................2
                  1.04     Exchange of Certificates...............................................................3
                  1.05     Stock Options..........................................................................4
                  1.06     Effect of the Merger...................................................................4

ARTICLE II.

         CHARTER AND BYLAWS AND OFFICERS AND DIRECTORS OF THE
         SURVIVING CORPORATION....................................................................................5
                  2.01     Charter................................................................................5
                  2.02     Bylaws.................................................................................5
                  2.03     Directors..............................................................................5
                  2.04     Officers...............................................................................5

ARTICLE III.

         REPRESENTATIONS OF THE COMPANY...........................................................................5
                  3.01     Organization and Authorization.........................................................5
                  3.02     Authorized and Outstanding Stock.......................................................6
                  3.03     No Conflict............................................................................6
                  3.04     Required Filings, Consents and Approvals...............................................6
                  3.05     Disclosure Documents...................................................................7
                  3.06     Brokerage..............................................................................7
                  3.07     Opinion of Financial Advisor...........................................................7

ARTICLE IV.

         REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB..................................................8
                  4.01     Organization...........................................................................8
                  4.02     Authorization..........................................................................8
                  4.03     No Conflict............................................................................8
                  4.04     Disclosure.............................................................................8
                  4.05     Brokerage..............................................................................9
                  4.06     Required Filings and Consents..........................................................9
                  4.07     Information for Company Disclosure Documents...........................................9




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
                  4.08     Financing..............................................................................9

ARTICLE V.

         COVENANTS................................................................................................9
                  5.01     Conduct of the Business Pending the Merger.............................................9
                  5.02     Access................................................................................10
                  5.03     Further Action; Reasonable Efforts....................................................10
                  5.04     Competing Transaction.................................................................11
                  5.05     Proxy Statement.......................................................................11
                  5.06     Indemnification.......................................................................11
                  5.07     Public Announcements..................................................................13
                  5.08     Notice of Certain Matters.............................................................13
                  5.09     Dissenting Shareholders...............................................................13

ARTICLE VI.

         CONDITIONS..............................................................................................14
                  6.01     Conditions to the Obligation of Each Party............................................14
                  6.02     Additional Conditions to the Obligations of Parent and Merger Sub.....................14
                  6.03     Additional Conditions to the Obligations of the Company...............................15

ARTICLE VII.

         CLOSING.................................................................................................15
                  7.01     Closing Date..........................................................................15

ARTICLE VIII.

         TERMINATION PRIOR TO CLOSING............................................................................15
                  8.01     Termination of Agreement..............................................................15
                  8.02     Termination of Obligations............................................................17

ARTICLE IX.

         MISCELLANEOUS...........................................................................................17
                  9.01     Entire Agreement......................................................................17
                  9.02     Amendment.............................................................................17
                  9.03     Parties Bound by Agreement; Successors and Assigns....................................17
                  9.04     Counterparts..........................................................................17
                  9.05     Headings..............................................................................17
                  9.06     Modification and Waiver...............................................................17
                  9.07     Expenses..............................................................................17




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
                  9.08     Notices...............................................................................18
                  9.09     Governing Law.........................................................................19
                  9.10     No Third-Party Beneficiaries..........................................................19
                  9.11     Gender and Number.....................................................................19
                  9.12     Nonsurvival of Representations and Warranties.........................................19
                  9.13     References............................................................................19






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                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), is made and entered into as of June 3, 1999, by and among APGC HOLDINGS COMPANY, LLC, a Delaware limited liability company ("Parent"), APGC ACQUISITION CORP., a Tennessee corporation and wholly owned subsidiary of Parent ("Merger Sub") (Parent and Merger Sub are sometimes collectively referred to herein as "Buyer"), and THE ARNOLD PALMER GOLF COMPANY, a Tennessee corporation (the "Company").

                              W I T N E S S E T H:

                  WHEREAS, the Company has 3,927,700 shares of issued and outstanding common stock, par value $.50 per share (individually, a "Company Share," collectively, the "Company Shares"); and

                  WHEREAS, as of the date hereof, the members of Parent have committed to contribute to Parent an aggregate of 1,594,717 shares (the "Parent Shares") of the Company Shares, representing approximately 40.6% of the total number of Company Shares issued and outstanding as of the date hereof; and

                  WHEREAS, Parent has proposed to the Board of Directors of the Company that Parent acquire each of the issued and outstanding Company Shares not owned by Parent other than 1,000 Company Shares held by each of Arnold D. Palmer, John T. Lupton and the Thomas Cartter Lupton Trust f/b/o John T. Lupton (the "Continuing Shareholders") (the shares to be acquired, the "Public Shares") through a merger (the "Merger") of Merger Sub with and into the Company pursuant to the terms of this Agreement; and

                  WHEREAS, the Board of Managers and the Board of Directors respectively of each of Parent and Merger Sub believe that it is in the best interests of each of Parent and Merger Sub and their respective members and shareholders, and the Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders, to enter into this Agreement and to consummate the merger of Merger Sub with and into the Company in accordance with the terms of this Agreement; and

                  WHEREAS, a committee (the "Special Committee") consisting of disinterested and independent members of the Board of Directors of the Company has unanimously recommended that the entire Board of Directors of the Company approve and authorize this Agreement and the Merger, which recommendation was based in part on the opinion of independent financial advisors to the Special Committee, that the consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view; and




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                  WHEREAS, the Boards of Directors of the Company and Merger Sub
and the Board of Managers of Parent have approved this Agreement and the Merger upon the terms set forth in this Agreement; and

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         1.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and except for the 1,000 Company Shares held by each of the Continuing Shareholders shall be a wholly-owned subsidiary of Parent.

         1.02 Effective Time. If all the conditions to the Merger set forth in
Article VI shall have been fulfilled or waived in accordance herewith on the Closing Date and this Agreement shall not have been terminated as provided in
Article VIII, the parties hereto shall cause Articles of Merger in the form of
Exhibit 1.02 hereto (the "Articles of Merger") to be properly executed and filed with the Secretary of the State of Tennessee on the Closing Date and the Merger Sub shall be merged with and into the Company in accordance with this Agreement. The Merger shall become effective at the time of filing of the Articles of Merger or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

         1.03 Conversion of Shares.

              (a) At the Effective Time, each Public Share outstanding immediately prior to the Effective Time other than Dissenting Shares (as defined in Section 1.03(b)), automatically and without any action on the part of the respective holders thereof (collectively, the "Selling Shareholders"), shall be converted into the right to receive cash in an amount per share equal to One and 20/100 Dollars ($1.20), without interest (the "Merger Consideration"), payable to the holder thereof upon the surrender of the certificate formerly representing such outstanding Public Shares.

              (b) Notwithstanding any provision to the contrary in this Agreement, Public Shares held by a shareholder who has not approved the Merger and who has demanded, and is entitled by law to exercise, appraisal rights for such Public Shares in accordance with the Tennessee Business Corporation Act (the "Act") (such shares, the "Dissenting Shares") shall not




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be converted into the right to receive any portion of the Merger Consideration, unless such shareholder fails to perfect or withdraws or otherwise loses his or her right to an appraisal in accordance with the Act. If, after the Effective Time, such shareholder fails to perfect or withdraws or loses his or her right to an appraisal, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, as provided herein, without interest thereon.

                  (c) Each Parent Share outstanding immediately prior to the Effective Time and the 1,000 Company Shares held by each of the Continuing Shareholders shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

                  (d) Each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be canceled and retired and cease to exist and no consideration shall be delivered in exchange therefor.

         1.04     Exchange of Certificates.

                  (a) From and after the Effective Time, a bank or trust company to be designated by the Parent and reasonably acceptable to the Company (the "Paying Agent") shall act as paying agent in effecting the exchange for the Merger Consideration of certificates that, prior to the Effective Time, represented Public Shares entitled to payment pursuant to Section 1.03. Upon the surrender of each such certificate and the delivery by the Paying Agent of the Merger Consideration in exchange therefor, the certificates that, prior to the Effective Time, represented outstanding Public Shares shall forthwith be canceled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Merger Consideration multiplied by the number of Public Shares represented by such certificate. Upon the surrender and exchange of such outstanding certificate, the holder shall receive the Merger Consideration, without any interest thereon. If any cash is to be paid to a person other than a person in whose name such surrendered certificate is registered, it shall be a condition to such payment or exchange that the person requesting such payment or exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of such surrendered certificate, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party to any such exchange shall be liable to a holder of Public Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property laws.

                  (b) At or prior to the Effective Time, Parent shall provide the Paying Agent with sufficient cash to pay the Merger Consideration to each holder of Public Shares entitled thereto.




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                  (c) Promptly following the date which is six months after the
Effective Time, the Paying Agent shall return to the Surviving Corporation all cash (together with all interest earned thereon) and other instruments in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate that immediately prior to the Effective Time represented Public Shares may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under Tennessee law.

                  (d) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of certificates that immediately prior to the Effective Time represented Public Shares a form of letter of transmittal and instructions for use in surrendering such certificates and receiving the Merger Consideration therefor.

                  (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Company or the Surviving Corporation of any Public Shares. If, after the Effective Time, certificates that immediately prior to the Effective Time represented Public Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in Section 1.03 hereof, subject to applicable law in the case of Dissenting Shares.

         1.05     Stock Options.

                  (a) As of the Effective Time, each option to purchase Company Shares (an "Option") issued pursuant to grants under the Employee Incentive Stock Option Plan, the Amended and Restated Employee Incentive Stock Option Plan, and the 1992 Stock Option Plan (together, the "Stock Option Plans"), and each warrant issued to purchase Company Shares issued in November, 1994 and January, 1995 in connection with debt financings of the Company (the "Warrants") (whether vested or unvested prior to the Merger) shall become immediately vested and exercisable in full. The transmittal materials described in Section 1.04(a) above shall include a means for allowing the holders of the Options and Warrants to exercise such Option and Warrants in accordance with their original terms (including, to the extent applicable, payment of the exercise price either in cash or through the surrender (or deemed surrender, as applicable) of Company Shares already owned by the holder of the Options or Warrants, or any combination of the foregoing). To the extent that holders of the Options or Warrants elect to exercise such Options or Warrants pursuant to the mechanism provided in the letter of transmittal, they thereby shall become entitled to receive the Merger Consideration in lieu of Company Shares which would have been issuable upon exercise of the Options and Warrants prior to the Merger, with the same effect as if such Options or Warrants had been exercised immediately prior to the Effective Time and such Public Shares tendered in accordance with Section 1.04(a) hereof. Any Options or Warrants not exercised in accordance with this
Section 1.05 within six (6) months of the Effective Time, as well as any outstanding options or warrants to acquire Company Shares other than the




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Options or Warrants, shall be deemed null and void and shall not be exercisable or exchangeable in any manner for the Merger Consideration and, except as otherwise expressly provided in this Section 1.05, from and after the Effective Time, neither the Buyer nor the Surviving Corporation shall have any obligation or liability of any kind with respect to any such securities.

              (b) No further options shall be granted pursuant to the Stock Option Plans and no additional warrants of the Company shall be issued prior to the Effective Time.

         1.06 Effect of the Merger. From and after the Effective Time, the Merger shall have the effect set forth in the Act. Without limiting the generality of the foregoing, upon the Effective Time of the Merger, the Surviving Corporation shall possess all assets, rights, privileges, immunities, powers and purposes of each of Merger Sub and the Company and all the debts, liabilities, obligations and commitments of Merger Sub and the Company shall become the debts, liabilities, obligations and commitments of the Surviving Corporation.

                                   ARTICLE II.

                               CHARTER AND BYLAWS
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         2.01 Charter. The charter of the Company as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until duly amended in accordance with applicable law.

         2.02 Bylaws. The bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

         2.03 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

         2.04 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                  ARTICLE III.

                         REPRESENTATIONS OF THE COMPANY

                  The Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Effective Time as follows:

         3.01     Organization and Authorization.

                  (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the states in which failure to do so would have a "Material Adverse Effect" (as defined below) on the Company. "Material Adverse Effect" shall mean, with respect to any party hereto, any change, event or effect that, when taken together with all other adverse changes, events or effects, is or is reasonably likely to be materially adverse to the business, operations, properties or financial condition of such party and its subsidiaries and affiliates, taken as a whole.

                  (b) The Company has the right, power and capacity to execute, deliver and, subject to approval of this Agreement and the Merger by the holders of the Company Shares in accordance with the Act (the "Company Shareholder Approval"), perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Board of Directors of the Company (including, without limitation, the unanimous recommendation of the Special Committee). Upon the Company Shareholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will have been duly authorized by the holders of the Company Shares. This Agreement has been duly and validly executed and delivered by the Company and, subject to the Company Shareholder Approval, constitutes the Company's legal, valid and binding obligation, enforceable in accordance with its terms.

         3.02 Authorized and Outstanding Stock. The authorized capital stock of the Company consists of 1,000,000 shares of preferred stock, par value $.50 per share, and 10,000,000 shares of common stock, par value $.50 per share. There are no other shares of capital stock authorized or issued. As of the date hereof, (i) no shares of preferred stock of the Company are issued and outstanding, (ii) 3,927,700 shares of common stock of the Company are issued and outstanding, (iii) 631,127 shares of common stock of the Company are issuable upon exercise of outstanding stock options under the Stock Option Plans, and
(iv) 1,390,000 shares of common stock of the Company are issuable pursuant to the outstanding Warrants. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. There are no shares of capital stock of any other company held by the Company.

         3.03 No Conflict. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of the charter or bylaws of the Company; or (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which the Company is a party or by which the Company or any of its properties may be bound, which individually or in the aggregate, would have a Material Adverse Effect on the Company; or (iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Company or any of its properties may be subject, which individually or in the aggregate, would have a Material Adverse Effect on the Company; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company, which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

         3.04 Required Filings, Consents and Approvals. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws") and filing and recordation of appropriate merger documents as required by the Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its affiliates taken as a whole, or prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger.

         3.05 Disclosure Documents.

              (a) Each document required to be filed by the Company with the Securities and Exchange Commission (the "Commission") in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including, without limitation, the Proxy Statement to be filed with the Commission in connection with the Merger, and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

              (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the meeting of the Company's shareholders for the purpose of considering and taking action on this Agreement and the Merger (the "Shareholder Meeting"), the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document, if any, other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The foregoing notwithstanding, the Company makes no representation or warranty with respect to any information supplied by Parent, Merger Sub or any of their representatives which is contained in any of the Company Disclosure Documents.

         3.06 Brokerage. Except for Scott & Stringfellow, Inc. ("Adviser"), no broker, agent, or finder has rendered services to the Company in connection with the transaction contemplated under this Agreement. The Company has heretofore furnished to Parent and Merger Sub a complete and correct copy of all agreements between the Company and Adviser pursuant to which such firm would be entitled to any payment relating to this Agreement or the Merger.

         3.07 Opinion of Financial Advisor. Adviser has rendered to the Special Committee a written opinion dated as of May 27, 1999, a copy of which has been provided to Parent, to the effect that the Merger Consideration is fair to such shareholders from a financial point of view. Such opinion was delivered orally to the Special Committee not later than the time that consummation of the transactions contemplated hereby was approved by the Company's Board of Directors, and was delivered in writing to the Special Committee prior to the execution of this Agreement. Such opinion has not been withdrawn or modified in any manner adverse to Parent.

                                   ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND MERGER SUB

              Parent and Merger Sub hereby represent and warrant, jointly and severally, to the Company as of the date hereof and as of the Effective Time as follows:

         4.01 Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

         4.02 Authorization. Each of Parent and Merger Sub has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes each of Parent's and Merger Sub's legal, valid and binding obligation, enforceable in accordance with its terms.

         4.03 No Conflict. The execution and delivery of this Agreement by Parent and Merger Sub, the consummation of the transactions contemplated herein by Parent and Merger Sub, and the performance of the covenants and agreements of Parent and Merger Sub herein will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any formation or governing document, bylaw or operating agreement of Parent or

Merger Sub; or (ii) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, will, or other agreement, document or instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties may be bound; or
(iii) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties may be bound; or (iv) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of Parent or Merger Sub.

         4.04 Disclosure. No representations, warranties, assurances or statements by Parent or Merger Sub in this Agreement and no statement contained in any document, certificates or other writings furnished or to be furnished by Parent or Merger Sub (or caused to be furnished by Parent or Merger Sub) to the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         4.05 Brokerage. Except for SunTrust Equitable Securities, Inc., no broker, agent, or finder has rendered services to Parent or Merger Sub in connection with the transaction contemplated under this Agreement.

         4.06 Required Filings and Consents. The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by the Act and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect on Parent or Merger Sub or prevent or delay the performance by Parent and Merger Sub of any of their respective obligations under this Agreement or the consummation of the Merger.

         4.07 Information for Company Disclosure Documents. The information supplied by Parent or Merger Sub for inclusion in the Company Disclosure Documents shall not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading (i) in the case of the Proxy Statement at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time of the Shareholder Meeting and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing thereof and at the time of any distribution thereof and the Shareholders Meeting. The foregoing notwithstanding, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in any of the foregoing documents.

         4.08 Financing. Parent has obtained written commitments for sufficient funds to enable it to make timely payment of the Merger Consideration in accordance with the terms hereof, and has heretofore provided a copy of such commitments and subscription agreements for interests in Parent to the Special Committee.

                                   ARTICLE V.

                                    COVENANTS

         5.01 Conduct of the Business Pending the Merger.

              (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent and Merger Sub shall otherwise agree in writing, the business of the Company shall be conducted only in, and the Company shall not take any action except in the ordinary course of business and in a manner consistent with prior business practices.

              (b) The Company agrees and covenants that between the date of this Agreement and the Effective Time, the Company shall not:

                  (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

                  (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (iii) purchase or otherwise acquire, any shares of its capital stock; or

                  (iv) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities, other than issuance of shares of Common Stock of the Company upon the exercise of Warrants or of Options outstanding as of the date of this Agreement.

         5.02 Access. From the date of this Agreement through the Closing Date, the Company shall (i) provide Parent or Merger Sub and its designees (including officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Parent or Merger Sub may from time to time reasonably request with respect to the Company, including assistance to Parent or Merger Sub in connection with the transactions contemplated by this Agreement; (ii) provide Parent or Merger Sub and its designees, access during regular business hours to the books, records, offices, personnel, counsel, accountants and actuaries of the Company, as Parent or Merger Sub or its designees may from time to time reasonably request; and (iii) permit Parent or Merger Sub and its designees to make such inspections thereof, including conducting customary environmental tests (with Company having prior notice and the right to be present), assessments and audits, as Parent or Merger Sub may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company. No such investigation shall limit or modify in any way the Company's obligations with respect to any breach of its representations, warranties, covenants or agreements contained herein. Information afforded or furnished to Parent or Merger Sub by the Company pursuant to this Section 5.02 shall be kept confidential by Parent and Merger Sub and shall not be disclosed to third parties by them except: (i) with the prior written consent of the Company; (ii) as may be required by law, regulation or by legal process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); or (iii) as may be necessary in connection with the consummation of the Merger.

         5.03 Further Action; Reasonable Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger, including, without limitation, using its reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things they may reasonably deem desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         5.04 Competing Transaction. The Company shall not, and shall not permit its officers, directors, employees, and other representatives and agents to, (i) solicit, initiate or encourage any inquiries or the making of any proposal concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or division of the Company (any such transaction being referred to herein as a "Competing Transaction"), (ii) participate in any discussions or negotiations regarding any Competing Transactions, or (iii) enter into any agreement with respect to any Competing Transaction; provided, however, that the Company may review such proposals and participate in such discussions and negotiate with any person, if the Special Committee, after consultation with counsel, determines that such action is necessary in light of the fiduciary obligations of the members of the Special Committee to the Company or the shareholders of the Company.

         5.05 Proxy Statement. As soon as practicable, the Company shall file with the Commission under the Exchange Act, and shall use its best efforts to have cleared by the Commission, a proxy statement with respect to the Shareholder Meeting referred to herein (the "Proxy Statement") and a Schedule 13e-3 as required by the rules and regulations of the Commission. Parent, Merger Sub and the Company shall also take any action required to be taken under Blue Sky Laws in connection with the Merger. Parent, Merger Sub and the Company shall cooperate with each other in taking such action and in the preparation of the Proxy Statement and Schedule 13e-3. Each of the Company, Parent and Merger Sub agrees to use its reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of or requests by the Commission and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Shares entitled to vote at the Shareholder Meeting at the earliest practicable time. The Proxy Statement shall include (A) the recommendation of the Board of Directors of the Company that the shareholders of the Company approve and adopt this Agreement, unless the Board of Directors or the Special Committee, after consultation with counsel, determines to withdraw such recommendation in light of their respective applicable fiduciary duties, and (B) the opinion of Adviser that the Merger Consideration to be received by the holders of Public Shares in the Merger is fair to such holders from a financial point of view. The Company shall use its reasonable efforts to solicit from holders of Public Shares entitled to vote at the Shareholders Meeting proxies in favor of such approval. At the Shareholder Meeting, Parent shall cause the shares of Common Stock of the Company owned by Parent to be voted in favor of the approval and adoption of this Agreement and the Merger.

         5.06 Indemnification.

              (a) Parent will cause the charter and bylaws of the Surviving Corporation as in effect at the Effective Time to contain the indemnification provisions that the Company's charter and bylaws contain on the date hereof and will not permit those provisions to be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company.

              (b) After the Effective Time, each of Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each director, officer, employee and agent of the Company on the date hereof (each, together with such person's heirs, executors or administrators, an "Indemnified Person" and collectively, the "Indemnified Persons") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation (each, whether civil, criminal, administrative or investigative, a "Claim"), arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions, in connection with such persons serving as an officer, director or fiduciary of any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such actual or threatened Claim (whether arising before or after the Effective Time), (i) the Company or Parent and the Surviving Corporation, as the case may be, will pay the reasonable fees and expenses of counsel selected by the Indemnified Persons, promptly after statements therefor are received and will pay all other reasonable expenses in advance of the final disposition of that Claim, and (ii) Parent and the Surviving Corporation will cooperate and use all reasonable efforts to assist in the vigorous defense of any such Claim.

              (c) In the event the Surviving Corporation or Parent or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of that consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then and in each such case Parent and the Surviving Corporation will cause proper provisions to be made so that the successors and assigns of the Surviving Corporation or Parent assumes the obligations set forth in this Section.

              (d) For a period of six years after the Effective Time, Parent will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Persons and which coverages and amounts must be no less than the coverages and amounts provided at that time for Parent's directors and officers) with respect to matters arising at or before the Effective Time; provided, however, that Parent will not be required to pay an annual premium for such insurance coverage in excess of two times the annual premium amount paid by the Company for such coverage as of the date hereof.

              (e) The rights of each Indemnified Person hereunder will be in addition to any other rights such Indemnified Person may have under employment or indemnification agreements with the Company, the charter or bylaws of the Company, under the Act or otherwise. The provisions of this Section will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Persons. Parent will pay all reasonable expenses, including reasonably attorneys' fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section.

         5.07 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the other party's prior consent, except as may be required by law, in which case Parent or the Company, as applicable, shall use its reasonable efforts to consult with the other party before issuing such release or making any such public statement.

         5.08 Notice of Certain Matters. The Company shall give prompt written notice to Parent and Merger Sub specifying in reasonable detail:

              (a) Any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a material default under any agreement, indenture or instrument material to the business, assets, property, condition (financial or otherwise) or the results of operations of the Company, taken as a whole, to which the Company is a party or is subject;

              (b) Any material notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement;

              (c) Any material notice or other communication from any regulatory authority (including the Commission) in connection with the transactions contemplated by this Agreement;

              (d) Any event which has or would result in a Material Adverse Effect on the Company;

              (e) Any claims, actions, proceedings or investigations commenced or, to the Company's knowledge, threatened, involving or materially affecting the Company or any of its properties or assets or, to the Company's knowledge, any employee, consultant, director or officer, in his or her capacity as such which, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement or which relates to the consummation of the Merger; and

              (f) Any event or action which, if known on the date hereof, would have caused a representation or warranty set forth in Article III hereof to be untrue or incomplete or incorrect in any material respect or would have required it to have been disclosed pursuant to this Agreement.

         5.09 Dissenting Shareholders. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares pursuant to the Act, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands.

                                   ARTICLE VI.

                                   CONDITIONS

         6.01 Conditions to the Obligation of Each Party. The respective obligations of Parent, Merger Sub and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties:

              (a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of the Company to the extent required by the Act and the Company charter and bylaws.

              (b) No Order. No United States or state governmental authority or other agency or commission or United States or state court of competent law shall have issued any rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of: (i) making the acquisition of Shares by Parent or Merger Sub illegal or otherwise restricting, preventing or prohibiting consummation of the Merger; (ii) seeking to prohibit or limit materially the ownership or operation by the Company, Parent or Merger Sub of all or any material portion of the business or assets of the Company, Parent or Merger Sub as a result of the Merger; or (iii) compelling the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company, Parent or Merger Sub as a result of the Merger; provided, however, that each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as practicable any injunction or other order that may be entered.

              (c) Update of Fairness Opinion. At the Effective Time, the Adviser shall have reaffirmed orally and update subsequently in writing the fairness opinion previously prepared and delivered by it to the Special Committee and the Adviser shall not have withdrawn such opinion.

         6.02 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived by Parent and Merger Sub.

              (a) Performance of Covenants, etc. The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time (as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date) except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

              (b) Consents and Approvals. Parent and Merger Sub shall have received or be satisfied that they will receive all consents and approvals contemplated by this Agreement and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect on the Company.

         6.03 Additional Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following further conditions, any or all of which may be waived by the Company through the Special Committee or its Board of Directors:

              (a) Performance of Covenants, etc. Parent and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects, at and as of the Effective Time as if made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect on Parent, Merger Sub or the Company.

              (b) Consents and Approvals. The Company shall have received or be satisfied that they will receive all consents and approvals contemplated by this Agreement and any other consents of third parties necessary in connection with the consummation of the Merger if the failure to obtain any such consent would have a Material Adverse Effect on Parent, Merger Sub or the Company.

                                  ARTICLE VII.

                                     CLOSING

         7.01 Closing Date. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the Merger (the "Closing") shall take place at 11:00 a.m. Eastern Time on the date of approval of the Merger by the Company's Shareholders in the offices of Miller & Martin LLP, or on such other date at such other time and place as the parties shall agree (the "Closing Date").

                                  ARTICLE VIII.

                          TERMINATION PRIOR TO CLOSING

         8.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

              (a) By the mutual written consent of the Company and Parent and Merger Sub;

              (b) By the Company in writing, without liability to the Company, if Parent and Merger Sub shall materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company has notified Parent and Merger Sub of its intent to terminate this Agreement pursuant to this subparagraph (b);

              (c) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if the Company shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Parent and Merger

Sub have notified the Company of their intent to terminate this Agreement pursuant to this subparagraph (c);

              (d) By either of the Company or Parent and Merger Sub in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on the Company or Parent and Merger Sub, which prohibits or restrains the Company or Parent and Merger Sub from consummating the Merger, provided that the Company or Parent or Merger Sub shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency;

              (e) By either the Company or Parent and Merger Sub in writing, without liability, if for any reason the Closing has not occurred by September 30, 1999, other than as a result of the breach of this Agreement by the party seeking to so terminate;

              (f) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, or by the Company if the Company shall have acted in compliance with Section 5.04 hereof, if the Company's Board of Directors or the Special Committee (i) shall have withdrawn or modified or amended in any respect its recommendation of the Merger, or (ii) the Board of Directors or the Special Committee have entered any discussions or negotiations regarding any Competing Transaction;

              (g) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if persons holding more than ten percent (10%) of outstanding Public Shares have indicated their intention to demand payment for their Public Shares pursuant to their right to dissent under the Act prior to the Effective Time, or, if any litigation or other proceeding has been commenced or threatened challenging the Merger or any of the transactions contemplated hereby;

              (h) By the Company or Parent and Merger Sub, without liability, if upon a vote at the Shareholder Meeting, the approval of the shareholders of the Company necessary to consummate the Merger shall not have been obtained; or

              (i) By Parent and Merger Sub in writing, without liability to Parent and Merger Sub, if there shall have been any Material Adverse Effect on the Company's business, assets, properties, prospects or condition (financial or otherwise)(which, for purposes of this Section 8.01(i), shall not include the death of John T. Lupton, Arnold D. Palmer or Nancy Lopez).

         8.02 Termination of Obligations. Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the parties hereunder, except for the confidentiality obligations under Sections 5.02 and the payment obligations under Section 9.07 hereof; provided, however, that termination pursuant to subparagraphs (b), (c) or (e) of Section 8.01 hereof shall not relieve a defaulting or breaching party from any liability to the other party hereto.

                                   ARTICLE IX.

                                  MISCELLANEOUS

         9.01 Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof; provided, however, that this provision is not intended to abrogate any other written agreement between the parties executed with or after this Agreement.

         9.02 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

         9.03 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Parent and Merger Sub, the Company may not assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. Parent and Merger Sub may, upon written notice to the Company and without relieving itself of any liability hereunder, assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more entities controlling, controlled by or under common control with Parent and Merger Sub.

         9.04 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         9.05 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

         9.06 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

         9.07 Expenses. If the Merger is not consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, subject to the rights of such party with respect to a willful breach, violation of default by another party hereto; provided, however, that if the Merger is not consummated due to the termination of this Agreement pursuant to Section 8.01(f) hereof, the Company shall pay Parent and Merger Sub an amount equal to Parent and Merger Sub's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with this Agreement and the proposed consummation of the transactions contemplated hereby.

         9.08 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally or sent by registered or certified mail (including by overnight courier or express mail service), postage or fees prepaid, or sent by facsimile with original sent by overnight courier, if to the Company to:

                           The Arnold Palmer Golf Company
                           6201 Mountain View Road
                           Ooltewah, Tennessee  37363
                           Facsimile No. (423) 238-8350
                           Attention: Cindy L. Davis
                                      President and Chief Executive Officer

         with a copy to:

                           Special Committee of Board of Directors
                           of The Arnold Palmer Golf Company
                           c/o Chattem, Inc.
                           1715 West 38th Street
                           Chattanooga, Tennessee  37409
                           Facsimile No. (423) 821-6423
                           Attention:  A. Alexander Taylor, II

         and to:

                           Waller Lansden Dortch & Davis, PLLC
                           Nashville City Center
                           511 Union Street, Suite 2100
                           Nashville, Tennessee  37219
                           Facsimile No. (615) 244-6804
                           Attention:  Alexander B. Buchanan, Esq.

         if to Parent and Merger Sub:

                           APGC Holdings Company, LLC
                           c/o The Lupton Company
                           702 Tallan Building
                           Chattanooga, Tennessee  37402
                           Facsimile No. (423) 757-0504
                           Attention: Joel W. Richardson, Jr., Secretary with a copy to:

                           Miller & Martin LLP
                           Suite 1000, Volunteer Building
                           832 Georgia Avenue
                           Chattanooga, TN 37402
                           Facsimile No. (423) 785-8480
                           Attention:  Hugh F. Sharber, Esq.

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the third business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

         9.09 Governing Law. This Agreement is executed by the parties hereto in and shall be construed in accordance with and governed by the laws of the State of Tennessee without giving effect to the principles of conflicts of law thereof.

         9.10 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

         9.11 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

         9.12 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Merger.

         9.13 References. Whenever reference is made in this Agreement to any Article Section, such reference shall be deemed to apply to the specified Article or Section of this Agreement to this Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the date indicated on the first page hereof.

                                          THE COMPANY:

                                          THE ARNOLD PALMER GOLF COMPANY

                                          By: /s/ Cindy L. Davis
                                              ----------------------------------
                                              Cindy L. Davis, President

                                          PARENT:

                                          APGC HOLDINGS COMPANY, LLC

                                          By: /s/ Joel W. Richardson, Jr.
                                              ----------------------------------
                                              Joel W. Richardson, Jr.,
                                              Vice President and Secretary

                                          MERGER SUB:

                                          APGC ACQUISITION CORP.

                                          By: /s/ Joel W. Richardson, Jr.
                                              ----------------------------------
                                              Joel W. Richardson, Jr.,
                                              Vice President and Secretary